EXHIBIT 10.3

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”) is made as of February 11, 2020 by CENTRAL CA FUEL CELL 2, LLC (the “Assignor”) in favor of CRESTMARK EQUIPMENT FINANCE, a division of MetaBank (the “Assignee”), in connection with (a) that certain Lease Agreement (including the rental schedule attached thereto) dated as of February 11, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease Agreement”), between the Assignee and Assignor, pursuant to which the Assignee agreed to lease to Assignor and Assignor agreed to lease from Assignee certain fuel cell equipment (the “Equipment”) as set forth in the Lease Agreement and (b) that certain Purchase and Sale Agreement dated as of February 11, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), between the Assignee and Assignor, pursuant to which the Assignee agreed to purchase the Equipment from Assignor.

RECITALS

WHEREAS, Assignor has entered into certain agreements with respect to the Equipment, each as further described on Schedule I hereto (such agreements, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Assigned Agreements”);

WHEREAS, pursuant to the Lease Agreement, Assignor has agreed to deposit all revenues it receives with respect to the Equipment into a control account designated by the Assignee and as further described on Schedule II hereto (the “Control Account”);

WHEREAS, pursuant to the Lease Agreement, Assignor has agreed to maintain a certain reserve account designated by the Assignee and as further described on Schedule III hereto (the “Reserve Account”);

WHEREAS, Assignor owns certain equipment as further described on Schedule IV hereto, and from time to time will acquire Spare Modules (as defined in the Service Agreement listed as item 5 in Schedule I hereto (the “Service Agreement”).  For purposes of this Agreement, such Spare Modules together with the equipment described in Schedule IV, as such schedule may be updated from time to time including to reflect any Spare Module acquired by the Assignor as contemplated by Section 2.9 of the Service Agreement, are referred to as the “Assigned Equipment”; and

WHEREAS, Assignor desires to simultaneously herewith grant a security interest in all of its right, title and interest in, to and under the Assigned Agreements, the Reserve Account, the Assigned Equipment and the Control Account (collectively, the “Assigned Rights”) as security for Assignor's obligations under the Lease Agreement and the Purchase Agreement (all such obligations, the "Obligations").

NOW, THEREFORE, in consideration of the premises and of other valuable consideration, the Assignor covenants and agrees as follows:

1.	Assignment.

(a)Assignor hereby collaterally assigns and grants to the Assignee, as additional security for the payment and performance in full, when due (whether at stated maturity or payment date, by acceleration or otherwise) of the Obligations, a security interest in the amounts on deposit in the Reserve Account, the Assigned Equipment and the Control Account and all of the Assigned Rights, including any proceeds (in the form of cash, property or otherwise) therefrom or relating thereto (collectively, the “Collateral”).

(b)Assignee agrees that, unless a Default shall have occurred and be continuing, Assignor shall have possession of and may exercise all rights with respect to the Collateral subject to the provisions of the Lease Agreement, provided that Assignor may not withdraw funds from the Reserve Account without Assignee’s consent.

2.	Proceeds.

(a)The Assignors hereby agree that, until the Obligations shall have been paid in full, all proceeds due and to become due to the Assignors under or by reason of the Assigned Rights shall be paid directly into the Control Account.

(b)The Assignors hereby agree that, if the Assignors shall receive any proceeds of any Collateral, whether or not by reason of any assertion by either the Assignors or the Assignee of its rights under the Assigned Agreements, said proceeds shall be received in trust by the Assignors for the Assignee, and immediately be paid directly into the Control Account for application to the Obligations in accordance with the terms of the Lease Agreement.

3.

End of Lease Term. Unless Assignee is exercising its rights pursuant to Section 14 of the Lease Agreement or Section 4 of this Assignment (in which event, the provisions of those sections shall apply), upon the end of the Lease Term (as defined in the Lease Agreement), Assignee and Assignors agree that: (i) if Assignor has exercised the “Purchase Option” (as defined in the Lease Agreement) and has paid and performed all of its obligations under the Lease Documents to effectuate such Purchase Option, Assignee’s security interest in the Assigned Rights shall terminate and Assignors shall have full and exclusive ownership and control of such Assigned Rights and (ii) if Assignor has exercised the “Return Option” (as defined in the Lease Agreement), Assignee may take possession of and succeed to all of the Assigned Rights. Assignors hereby represent, warrant and covenant to Assignee that Assignors have obtained all necessary consents and approvals required to assign each Assigned Agreement to Assignor at the end of the Lease Term (or upon earlier termination of the Lease, pursuant to the Lease Agreement) to the extent required under this Section 3.

4.

Remedies upon Default. The Assignors hereby agree that, at any time after the occurrence and during the continuance of a default pursuant to Section19  of the Lease Agreement or a default under the Purchase Agreement (any such default, a "Default"), Assignee may, but shall not be obligated to:

(a)take possession of, and exercise all of each Assignor’s rights under or in connection with, and/or succeed to all of each Assignor's right, title and interest in, to and under all or any portion of, the Collateral;

(b)without taking possession of and succeeding to Assignors’ interest in the Collateral, (i) either directly or on behalf of any Assignor, assert any claims and demands and enforce any rights and remedies that such Assignor may have, from time to time, against the counterparties to the Assigned Agreements, (ii) foreclose on all funds on deposit in the Reserve Account and/or the Control Account and apply all such amounts on account of the Obligations in accordance with the Lease Agreement, and (iii) receive and collect any and all proceeds or amounts due to such Assignor under the Assigned Agreements (including without limitation any amounts due to such Assignor in respect of any indemnification claims under the Assigned Agreements), and apply all such amounts on account of the Obligations in accordance with the Lease Agreement (the "Enforcement Activities");

(c)assign all or a portion of the Collateral, and the assignee thereof shall be entitled to all of the Assigned Rights and the remedies of the Assignee under the Assigned Agreements;

(d)cause all moneys on deposit in the Control Account and/or the Reserve Account to be paid directly to the account of Assignee; and

(e)(i) take any other action which Assignee deems necessary or desirable to protect or realize upon its security interest in the Collateral or any part thereof, and (ii) exercise any other or additional rights or remedies granted to Assignee under any other provision of this Assignment, the Lease Agreement or the Purchase Agreement, or exercisable by a secured party under the UCC and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted.

The Assignor hereby irrevocably makes, constitutes and appoints Assignee (and all officers, employees or Assignees designated by the Assignee) as the Assignor’s true and lawful attorney (and attorney-in-fact) for the purpose of enabling the Assignee or its assignee to assert, at any time after the occurrence and during the continuance of a Default, any claims and demands or enforce any rights and remedies and collect such proceeds, awards and amounts owing to Assignor under any Assigned Agreement, and to apply such monies to the Obligations in accordance with the terms of the Lease Agreement, and said appointment shall create in Assignee a power coupled with an interest which shall be irrevocable.

5.

Representations and Warranties; Covenants. The Assignor represents, warrants and covenants that as of the date hereof: (a) this Assignment creates a valid first priority security interest in the Assigned Agreements and the other Collateral in favor of the Assignee, (b) each Assigned Agreement is in full force and effect and constitutes a valid and legally enforceable obligation of the respective Assignor(s) party thereto, and to Assignor’s knowledge, each of the parties thereto, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (c) it has the full power and authority to pledge, convey, transfer and assign its interest in the Assigned Agreements and the other Collateral, and no consent or authorization of, filing with or other act by or in respect of any governmental authority or any other person (including any counterparty to an Assigned Agreement) is required in connection with the execution, delivery, performance, validity or enforceability of this Assignment or the security interest granted pursuant hereto, and (d) it will defend its title to the Assigned Agreements and other Collateral and the security interest created by this Assignment against all material claims of all persons (other than the Assignee and persons claiming through the Assignee) and will maintain and preserve the Collateral and such security interest.

6.

Notices under Assigned Agreements. Assignor agrees to: (a) promptly notify the Assignee of each and every material dispute with, and material claim against, any person or entity for which such Assignor has a claim under the Assigned Agreements, (b) diligently enforce each such claim to the extent that the failure to do so could reasonably be expected to materially and adversely affect Assignee’s interest in the Collateral, and (c) promptly provide the Assignee with copies of all notices, demands, requests and other communications sent or received by Assignor pursuant to the Assigned Agreements, as well as prior written notice of Assignor’s intention to exercise any power, right or remedy pursuant to the Assigned Agreements.

7.

Continuing Liability under Assigned Agreements. Assignor hereby agrees and acknowledges that the Assignee shall not be deemed to have assumed any of the obligations or liabilities of the Assignor under the Assigned Agreements or any other document by reason of this Assignment or otherwise, and further agrees to indemnify, protect, defend and hold the Assignee harmless from and with respect to any claims or demands by any of the parties thereto.

8.

No Set-Off. In the event a counterparty under any of the Assigned Agreements sets off any amounts owed by the Assignor to such counterparty against amounts owed by the counterparty to Assignor, Assignor shall indemnify and hold the Assignee harmless with respect to any amounts that are set off. Notwithstanding the foregoing, Assignor shall not be required to indemnify and hold Assignee harmless if such set-off relates to a failure of Assignee to perform its obligations under the Assigned Agreements following Assignee's assumption of such obligations upon exercise of its remedies under this Assignment.

9.

Further Assurances. From time to time, the Assignor shall execute and deliver to the Assignee such additional documents and will provide such additional information and perform such additional acts as the Assignee may reasonably require to carry out the terms of this Assignment. The Assignor hereby authorizes the Assignee to prepare and file, from time to time, one or more UCC-1 or UCC-3 financing statements (in each case which may describe the collateral as “all assets”), as applicable, in Assignor’s jurisdiction of organization, and such other instruments as may be required to perfect the security interest created hereby, including any continuations or amendments of such financing statements. Assignor agrees to pay the cost of filing or recording the same in the public records specified by the Assignee.

10.

Termination. Subject to Section 3 hereof, this Assignment shall continue in effect until all of the Obligations have been indefeasibly paid in full and the Lease Agreement and Purchase Agreement have been terminated, at which time, subject to Section 22 of the Lease Agreement and except as otherwise provided in Section 3 above, the Assignee shall promptly release its interest in the Collateral and the other rights assigned hereby and, in connection with the foregoing shall execute such documents and instruments as Assignor shall reasonably request to affect and evidence the release of such interest in the Collateral.

11.	Notices. Any notice to be delivered in accordance with the provisions of this Assignment shall be delivered in accordance with the notice provisions of the Lease Agreement.

12.

Expenses. Assignor agrees to pay promptly upon demand to Assignee all costs and expenses reasonably incurred by Assignee (including the reasonable fees and disbursements of counsel) incident to its enforcement, exercise, protection or preservation of any of its rights, remedies or claims under this Assignment.

13.

Successors and Assigns. This Assignment and all of the obligations arising hereunder shall be binding upon the Assignor and its permitted successors and assigns and shall, together with the rights and remedies created hereby, inure to the benefit of the Assignee and its respective successors and assigns. Assignor shall not assign any interest in this Assignment without the prior written consent of Assignee, which shall not be unreasonably withheld. Any attempted assignment without such consent shall be null and void. The Assignee may assign its interests in this Assignment, in whole or in part, with notice to but without the consent of Assignor. If any such Assignee assignment is a partial assignment of this Assignment by Crestmark Equipment Finance (for purposes of this Section 13, “Crestmark”), (i) so long as no Default shall have occurred, Crestmark shall maintain its administrative role under this Assignment with Assignor and shall act as an intermediary between Assignors and any Crestmark partial assignee, and (ii) unless Assignor receives notice from Crestmark or Crestmark's assignee to the contrary, the Assignor’s satisfaction of its obligations under this Assignment to Crestmark shall be deemed to satisfy such obligations to all Assignees.

14.

Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

15.

Equipment.   The Parties acknowledge the Collateral includes each Spare Module (as defined in the Service Agreement) and agree that upon replacement of any equipment listed in Schedule IV hereto with Spare Modules in accordance with Section 2.9 of the Service Agreement, the Assignor shall be permitted to remove the replaced equipment from the Collateral subject to delivery of a bailee letter, in form and substance reasonably satisfactory to Assignee, in respect of the Spare Modules and delivery of an updated Schedule IV to this agreement to include the serial number of each such Spare Module.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Assignment as of the date first above written.

CENTRAL CA FUEL CELL 2, LLC,

By: FuelCell Energy Finance II, LLC
Its Sole Member

By: FuelCell Energy, Inc.
Its Sole Member

By:	/s/ Michael S. Bishop
Name: Michael S. Bishop
Title: Executive Vice President, Chief Financial
Officer and Treasurer

Accepted:

CRESTMARK EQUIPMENT FINANCE,
a division of MetaBank

By:	/s/ Thomas R. Rutherford
Name:	Thomas R. Rutherford
Title:	President

SCHEDULE I

Assigned Agreements

Each as may be amended, amended and restated, modified or supplemented from time to time, and including any replacement or supplementary agreements thereof or thereto:

1.

Bioenergy Market Adjusting Tariff Power Purchase Agreement, between Southern California Edison Company and Central CA Fuel Cell 2, LLC, dated as of April 20, 2018, as amended by that Amendment No. 1 to the Bioenergy Market Adjusting Tariff Power Purchase Agreement, dated as of August 15, 2019 (the “PPA Agreement”).

2.

Digester Gas Purchase Agreement, between Central CA Fuel Cell 2, LLC and the City of Tulare, dated as of June 20, 2017, as amended by that Amendment to Digester Gas Purchase Agreement dated September 19, 2017, that Second Amendment to the Digester Gas Purchase Agreement dated December 6, 2018 and that Third Amendment to the Digester Gas Purchase Agreement, dated September 19, 2019 (the “DGPA”).

3.	Fixed Price Engineering, Procurement, and Construction Agreement, between Central CA Fuel Cell 2, LLC and FuelCell Energy, Inc., dated as of March 1, 2018 (the “EPC Agreement”).
4.	Interconnection Agreement, between Central CA Fuel Cell 2, LLC and Southern California Edison Company, dated as of April 17, 2018 (the “Interconnection Agreement”).
5.	Service Agreement for SureSource 3000 Power Plant, between Central CA Fuel Cell 2, LLC and FuelCell Energy, Inc., dated as of December 27, 2019.
6.	Biogas Sale and Purchase Agreement, between BioFuels Point Loma, LLC and Central CA Fuel Cell 2, LLC, dated September 23, 2019.
7.	All Warranties (as defined in the Purchase Agreement).
8.	All Governmental Approvals (as defined in the Purchase Agreement).
9.

Confidential Settlement Agreement and Release, between the City of Tulare acting through the Tulare Board of Public Utilities and Central CA Fuel Cell 2, LLC, a wholly-owned subsidiary of FuelCell Energy, Inc., dated as of January 21, 2020 (the “Settlement Agreement”).

SCHEDULE II

Control Account Information

Bank:	MetaBank

Account Name:Assignor CA Fuel Cell 2, LLC Control Account

Account #:XXXXXXXXXX

ABA #:XXXXXXXXX

SCHEDULE III

Reserve Account Information

1.Minimum Debt Service Reserve Account

Bank:	MetaBank

Account Name:Assignor CA Fuel Cell 2, LLC Debt Service Reserve Account

Account #:XXXXXXXXXX

ABA #:XXXXXXXXX

SCHEDULE IV

Assigned Equipment

•	FuelCell Energy SureSource 3000 module with serial number C1420-136;
•	FuelCell Energy SureSource 3000 module with serial number C1420-137.